Exhibit 99.1

QUICKSILVER RESOURCES BORROWING BASE REAFFIRMED AT $350 MILLION

FORT WORTH, TEXAS (November 18, 2013) - Quicksilver Resources Inc. (NYSE: KWK) today announced that its bank group comprised of 20 lenders has reaffirmed the $350 million global borrowing base on the company’s Combined Credit Agreements.

The company also closed an amendment to its Combined Credit Agreements on November 15, 2013, which amended the minimum interest coverage ratio in the fourth quarter of 2013 through the second quarter of 2014 to 1.10x.

As of October 31, 2013, the company had combined liquidity of $341 million comprised of availability under the Combined Credit Agreements and cash and short-term investments.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver’s common stock is traded on the New York Stock Exchange under the symbol “KWK.” For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 13-29

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